Exhibit 10.1

TAX MATTERS AGREEMENT

between

LA QUINTA HOLDINGS INC.

and

COREPOINT LODGING INC.

Dated as of May 30, 2018

i

Schedules

Schedule A

Exhibits

Exhibit A – Form of Registration Rights Agreement

ii

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”) is made and entered into as of the day of May 30, 2018 between La Quinta Holdings Inc., a Delaware corporation (“LQ Parent”), and CorePoint Lodging Inc., a Maryland corporation (“CPLG”). Each of LQ Parent and CPLG is sometimes referred to herein as a “Party” and, collectively, as the “Parties”.

WITNESSETH:

WHEREAS, LQ Parent, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including (i) the LQ Parent Retained Business and (ii) the Separated Real Estate Business;

WHEREAS, the Board of Directors of LQ Parent (the “Board”) has determined that it is advisable and in the best interests of LQ Parent and its stockholders to separate LQ Parent into two separate companies, one for each of (i) the LQ Parent Retained Business, which shall be owned and conducted, directly or indirectly, by LQ Parent and (ii) the Separated Real Estate Business, which shall be owned and conducted, directly or indirectly, by CPLG (which will elect to be a REIT);

WHEREAS, to effect such separation, the Board has determined that it is advisable and in the best interests of LQ Parent and its stockholders (i) to enter into a series of transactions after giving effect to which (A) LQ Parent and/or one or more of its Subsidiaries will, collectively, own all of the LQ Parent Retained Assets and assume (or retain) all of the LQ Parent Retained Liabilities (as defined herein), and (B) CPLG and/or one or more of its Subsidiaries will, collectively, own all of the Separated Real Estate Assets and assume (or retain) all of the Separated Real Estate Liabilities and (ii) for LQ Parent to distribute to the holders of the LQ Parent Common Stock (as defined herein), on a pro rata basis (in each case without consideration being paid by such stockholders), all of the outstanding shares of common stock, par value $0.01 per share, of CPLG (the “CPLG Common Stock”);

WHEREAS, the Parties intend that (i) each of the contributions by LQ Parent of Assets to CPLG in exchange for the payment or distribution of cash to LQ Parent, the issuance of the CPLG Common Stock and shares of preferred stock of CPLG (the “CPLG Preferred Stock”), if any, to LQ Parent and the assumption of Liabilities by CPLG (such contributions, issuances and assumptions, the “Contribution”) constitute a taxable exchange for purposes of Section 1001 of the Internal Revenue Code of 1986, as amended (the “Code”); provided that in the event the CPLG Preferred Stock is not issued in connection with the Contribution, or in the event LQ Parent is not able to dispose of the CPLG Preferred Stock prior to the Effective Time, the Contribution shall be treated as a transfer governed by Section 351 of the Code (and, for the avoidance of doubt, the Cash Payment (as defined in the Distribution Agreement) shall be governed by Section 351(b) of the Code) (the “Section 351 Transaction”), and (ii) the distribution by LQ Parent of all of the CPLG Common Stock (the “Distribution”) will be treated as a taxable distribution by LQ Parent for U.S. federal income tax purposes and as a partial redemption of the holders of record of shares of LQ Parent in consideration for the LQ Parent Share Cancellation (as defined in the Distribution Agreement) in connection with the Merger (as defined in the Distribution Agreement) in a transaction that is subject to Section 302(b) of the Code (the “Intended Tax Treatment”); and

WHEREAS, each of LQ Parent and CPLG has determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Plan of Reorganization and the Distribution and to set forth other agreements that will govern the rights and obligations with respect to handling and allocating Taxes and related matters following the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

(1) “ACA Taxes” means all Taxes and Losses attributable to any failure to comply with Section 4980H of the Code by LQ Parent and/or its Subsidiaries for the taxable years ending December 31, 2015 and December 31, 2016.

(2) “Affiliate” means a Person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. For purposes hereof, none of the Parties or their respective Subsidiaries shall be considered an “Affiliate” of any of the other Parties or their respective Subsidiaries (determined on the same basis). For the avoidance of doubt, for purposes hereof, neither The Blackstone Group L.P. (nor any of its Affiliates) shall be considered an “Affiliate” of any Party or its Subsidiaries.

(3) “Agreement” has the meaning set forth in the preamble hereto.

(4) “Agreement Dispute” has the meaning set forth in Section 11.1.

(5) “Ancillary Agreement” has the meaning set forth in the Distribution Agreement.

(6) “Assets” has the meaning set forth in the Distribution Agreement.

(7) “Assumed Tax Rate” means 24.65%.

(8) “Audit” means any audit, assessment of Taxes, other examination or litigation by or on behalf of any Taxing Authority (including notices), proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations initiated by a Party or any of its Subsidiaries.

(9) “Audit Management Party” means the Party responsible for administering and controlling an Audit pursuant to Section 8.2(a).

(10) “Audit Representative” means the chief tax officer of each Party (or such other officer of a Party that may be designated by that Party’s Chief Financial Officer from time to time).

(11) “Big Four Accounting Firm” means each of Deloitte & Touche LLP, Ernst & Young LLP, KPMG LLP, and PricewaterhouseCoopers LLP.

(12) “Board” has the meaning set forth in the recitals hereto.

(13) “Business Day” means any day other than a Saturday, Sunday or a day on which banks are required to be closed in New York, New York.

(14) “Buyer” has the meaning set forth in the Distribution Agreement.

(15) “Code” has the meaning set forth in the recitals hereto.

(16) “Contribution” has the meaning set forth in the recitals hereto.

(17) “Contribution Taxes” has the meaning set forth in Section 5.1(a).

(18) “CPLG” has the meaning set forth in the preamble hereto.

(19) “CPLG Common Stock” has the meaning set forth in the recitals hereto.

(20) “CPLG Group” has the meaning set forth in the Distribution Agreement.

(21) “CPLG Preferred Stock” has the meaning set forth in the recitals hereto.

(22) “CPR” has the meaning set forth in Section 11.2.

(23) “Determination Date” has the meaning set forth in Section 5.1(b).

(24) “Distribution” has the meaning set forth in the recitals hereto.

(25) “Distribution Agreement” means the Separation and Distribution Agreement by and between LQ Parent and CPLG, dated as of January    , 2018.

(26) “Distribution Date” has the meaning set forth in the Distribution Agreement.

(27) “Due Date” means the date (taking into account all valid extensions) upon which a Tax Return is required to be filed with or Taxes are required to be paid to a Taxing Authority, whichever is applicable.

(28) “Effective Registration Date” has the meaning set forth in Section 5.1(d).

(29) “Effective Time” has the meaning set forth in the Distribution Agreement.

(30) “Escrow Account” has the meaning set forth in Section 6.3.

(31) “Estimated Statement” has the meaning set forth in Section 5.1(a).

(32) “Expense Amount” has the meaning set forth in Section 6.3.

(33) “Expense Amount Accountant’s Letter” has the meaning set forth in Section 6.3.

(34) “Expense Amount Tax Opinion” has the meaning set forth in Section 6.3.

(35) “Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of:

(a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed to a court other than the Supreme Court of the United States;

(b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the liability for the Taxes addressed in such agreement for any taxable period;

(c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax; or

(d) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

(36) “Group” means the LQ Parent Group or the CPLG Group.

(37) “Income Taxes” mean:

(a) all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including, but not limited to, any capital gains, minimum tax or any Tax on items of tax preference, but not including sales, use, real, or personal property, gross or net receipts, value added, excise, leasing, transfer or similar Taxes), or (ii) multiple bases (including, but not limited to, corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax is determined is described in clause (a)(i) above; and

(b) all U.S., state, local or non-U.S. franchise Taxes.

(38) “Income Tax Returns” mean all Tax Returns that relate to Income Taxes.

(39) “Indemnified Party” means the Party which is or may be entitled pursuant to this Agreement to receive any payments (including reimbursement for Taxes or costs and expenses) from another Party to this Agreement.

(40) “Indemnifying Party” means the Party which is or may be required pursuant to this Agreement to make indemnification or other payments (including reimbursement for Taxes and costs and expenses) to another Party to this Agreement.

(41) “Intended Tax Treatment” has the meaning set forth in the recitals hereto.

(42) “IRS” means the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

(43) “Issuance VWAP Value” has the meaning set forth in Section 5.1(d).

(44) “Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law), or any income tax treaty.

(45) “LIBOR” has the meaning set forth in the Distribution Agreement.

(46) “Losses” has the meaning assigned to the term “Indemnifiable Losses” in the Distribution Agreement.

(47) “LQ Parent” has the meaning set forth in the preamble hereto.

(48) “LQ Parent Common Stock” has the meaning set forth in the Distribution Agreement.

(49) “LQ Parent Group” has the meaning set forth in the Distribution Agreement.

(50) “LQ Parent Prepared Returns” has the meaning set forth in Section 2.1.

(51) “LQ Parent Retained Assets” has the meaning set forth in the Distribution Agreement.

(52) “LQ Parent Retained Business” has the meaning set forth in the Distribution Agreement.

(53) “LQ Parent Retained Liabilities” has the meaning set forth in the Distribution Agreement.

(54) “Negotiation Period” has the meaning set forth in Section 11.1.

(55) “Non-Income Tax Returns” mean all Tax Returns other than Income Tax Returns.

(56) “Nonqualifying Income” shall mean any amount that is treated as gross income for purposes of Section 856 of the Code and which is not Qualifying Income.

(57) “Participating Party” has the meaning set forth in Section 8.2(c).

(58) “Party” has the meaning set forth in the preamble hereto.

(59) “Person” means any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any governmental entity.

(60) “Plan of Reorganization” has the meaning set forth in the Distribution Agreement.

(61) “Post-Distribution Tax Period” means a Tax period beginning and ending after the Distribution Date.

(62) “Pre-Distribution Tax Period” means a Tax period beginning and ending on or before the Distribution Date.

(63) “Protected REIT” shall mean any entity that (i) has elected to be taxed as a REIT and (ii) either (a) is an Indemnified Party or (b) owns a direct or indirect equity interest in any Indemnified Party and is treated for purposes of Section 856 of the Code as owning all or a portion of the assets of such Indemnified Party or as receiving all or a portion of such Indemnified Party’s income.

(64) “Qualifying Income” shall mean gross income that is described in Section 856(c)(3) of the Code.

(65) “Registration Rights Agreement” has the meaning set forth in Section 5.1(d).

(66) “Registration Statement” has the meaning set forth in Section 5.1(d).

(67) “Registration VWAP Value” has the meaning set forth in Section 5.1(e).

(68) “REIT” shall mean a “real estate investment trust” within the meaning of Section 856(a) of the Code.

(69) “REIT Qualification Ruling” has the meaning set forth in Section 6.3.

(70) “REIT Requirements” shall mean the requirements imposed on REITs pursuant to Sections 856 through and including 860 of the Code.

(71) “Release Document” has the meaning set forth in Section 6.3.

(72) “Reserve Amount” means an amount equal to $240,000,000.

(73) “SEC” means the United States Securities and Exchange Commission.

(74) “Section 351 Transaction” has the meaning set forth in the recitals.

(75) “Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

(76) “Separated Real Estate Assets” has the meaning set forth in the Distribution Agreement.

(77) “Separated Real Estate Businesses” has the meaning set forth in the Distribution Agreement.

(78) “Share Issuance” has the meaning set forth in Section 5.1(d).

(79) “Shares” has the meaning set forth in Section 5.1(d).

(80) “Specified Ancillary Agreement” has the meaning set forth in the Distribution Agreement.

(81) “Straddle Tax Period” means a Tax period beginning before the Distribution Date and ending after the Distribution Date.

(82) “Subsidiary” has the meaning set forth in the Distribution Agreement.

(83) “Supplemental Share Issuance” has the meaning set forth in Section 5.1(e).

(84) “Tax” or “Taxes” means (i) all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, gains, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever, and (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto. Whenever the term “Tax” or “Taxes” is used it shall include penalties, fines, additions to tax and interest thereon.

(85) “Tax Attributes” mean for U.S. federal, state, local, and non-U.S. Income Tax purposes, earnings and profits, tax basis, net operating and capital loss carryovers or carrybacks, alternative minimum Tax credit carryovers or carrybacks, general business credit carryovers or carrybacks, income tax credits or credits against income tax, disqualified interest and excess limitation carryovers or carrybacks, overall foreign losses, research and experimentation credit base periods, and all other items that are determined or computed on an affiliated group basis (as defined in Section 1504(a) of the Code determined without regard to the exclusion contained in Section 1504(b)(3) of the Code), or similar Tax items determined under applicable Tax law.

(86) “Tax Benefit Actually Realized” means with respect to a Party and its Affiliates a reduction in the amount of Taxes that are required to be paid or an increase in refund due, whether resulting from a deduction, from reduced gain or increased loss from disposition of an asset, or otherwise, such reduction or increase in refund due determined on an “actually realized” basis. For purposes of this definition, a Party or its Affiliates will be deemed to have “actually realized” such reduction or increase in refund due at the time the amount of Taxes such Party or any of its Affiliates is required to pay is reduced or the amount of any refund due is increased. The amount of any Tax Benefit Actually Realized shall be computed on a “with and without” basis.

(87) “Taxing Authority” means any governmental authority or any subdivision, agency, commission, or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection, or imposition of any Tax (including the IRS).

(88) “Tax Returns” mean any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund, or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations, or administrative requirements relating to any Taxes.

(89) “Tax Sharing Agreement” has the meaning set forth in Section 8.3(c).

(90) “Treasury Regulations” mean the income tax and administrative regulations promulgated from time to time under the Code, as in effect for the relevant Tax Period.

(91) “U.S.” means the United States of America.

(92) “Valuation Shortfall” has the meaning set forth in Section 5.1(e).

Section 1.2. References; Interpretation. Terms not otherwise defined herein shall have the meaning ascribed to them in the Distribution Agreement. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby”, and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. Unless the context otherwise requires, the word “stock” or “shares” refers to any equity interests of the applicable entity for U.S. federal income tax purposes, and any references to a Person include a reference to any successor to such Person.

Section 1.3. Effective Time. Notwithstanding that certain interrelated and intermediate internal transactions must be given effect prior to the Distribution, the agreements contained herein, including, but not limited to, the manner in which Taxes are shared amongst the Parties, shall be effective no earlier than and only upon the Effective Time.

ARTICLE II

PREPARATION AND FILING OF TAX RETURNS

Section 2.1. Responsibility to Prepare and File Pre-Distribution and Straddle Period Tax Returns. To the extent not previously filed and subject to the rights and obligations of each of the Parties set forth herein, LQ Parent shall prepare or cause to be prepared (i) all Tax Returns required to be filed by each Party or its Affiliates for the Pre-Distribution Tax Period and (ii) all Tax Returns required to be filed by each Party or its Affiliates for any Straddle Tax Period (the “LQ Parent Prepared Returns”). LQ Parent shall file or cause to be filed all such LQ Parent

Prepared Returns with the applicable Taxing Authority to the extent a member of the LQ Parent Group is responsible under applicable Law for filing such Tax Returns, and CPLG shall cooperate (or cause its Subsidiaries to cooperate) in the filing of such Tax Returns to the extent a member of the CPLG Group is responsible for filing such Tax Returns under applicable Law. All expenses relating to the preparation and filing of LQ Parent Prepared Returns shall be borne by LQ Parent. With respect to any LQ Parent Prepared Returns that includes any member of the CPLG Group, LQ Parent shall provide CPLG with a copy of each such proposed Tax Return (or, if such LQ Parent Prepared Returns include members of the LQ Parent Group, solely the portion thereof relating to any member of the CPLG Group) for review and comment at least twenty (20) days prior to the filing of such Tax Return. Subject to the preceding sentence, no later than ten (10) days after the receipt of such Tax Returns, CPLG shall have a right to comment on such LQ Parent Prepared Returns (or portions thereof) by written notice to LQ Parent; such written notice shall contain any disputed item (or items) and the basis for the comment. If CPLG does not provide comments by proper written notice within the time period described, such Tax Return shall be deemed to have been accepted and agreed upon, and to be final and conclusive, for purposes of this Section 2.1. If CPLG does provide comments by proper written notice within such applicable time period, LQ Parent shall consider CPLG’s comments on such Tax Return in good faith and shall include any such comments that are required to make such Tax Return consistent with applicable Law, this Agreement, the Distribution Agreement or any other Specified Ancillary Agreement.

Section 2.2. Responsibility of Parties to Prepare and File Post-Distribution Tax Returns. The Party or its Affiliate responsible under applicable Law for filing a Tax Return in respect of a Post-Distribution Tax Period (in each case required to be filed after the Distribution Date) shall prepare and file or cause to be prepared and filed that Tax Return; provided that no such Tax Return shall include any election that is retroactive to any Pre-Distribution Tax Period or Straddle Period unless required by Law. Notwithstanding the foregoing, LQ Parent may make any such election if it would not increase any amount of Tax payable by (or reduce any amount of Tax attribute otherwise available to) a member of the CPLG Group after the Closing Date.

Section 2.3. Time of Filing Tax Returns. Each Tax Return shall be filed on or prior to the Due Date for such Tax Return by the Party responsible for filing such Tax Return hereunder.

ARTICLE III

RESPONSIBILITY FOR PAYMENT OF TAXES

Section 3.1. Responsibility for Payment of Taxes. LQ Parent shall be liable for and shall pay or cause to be paid (i) all Taxes shown on any Tax Return of each Party or any member of its Group for any Pre-Distribution Tax Period, subject to Section 8.3(b), (ii) all Taxes shown on any Tax Return of LQ Parent or any member of its Group for any Straddle Tax Period, (iii) the portion of any Taxes allocable to the period ending on the Distribution Date (determined in accordance with Section 10.2) shown on any Tax Return of CPLG or any member of its Group for any Straddle Tax Period, and (iv) 50% of any ACA Taxes. CPLG shall be liable for and shall pay or cause to be paid (i) the portion of any Taxes allocable to the period beginning after the Distribution Date (determined in accordance with Section 10.2) shown on any Tax Return of

CPLG or any member of its Group for any Straddle Tax Period and (ii) 50% of any ACA Taxes. Each of LQ Parent and CPLG shall be liable for and shall pay or cause to be paid the Taxes shown on the Tax Returns for any Post-Distribution Tax Period for which it has the responsibility to prepare under Article II to the applicable Taxing Authority. In the event the CPLG Preferred Stock is not issued in connection with the Contribution or LQ Parent is not be able to dispose of the CPLG Preferred Stock prior to the Effective Time, (i) LQ Parent and CPLG shall be required to file consolidated U.S. federal income Tax Returns (consolidated, unitary, aggregate, combined or similar state income Tax Returns, where applicable) for the taxable year of CPLG that includes the Distribution; (ii) such CPLG Preferred Stock, if any, shall not have terms that impose any economic costs, or have any adverse effect, on LQ Parent (and provided that it is understood that such CPLG Preferred Stock shall (x) be non-voting stock, and (y) provide for a cash-pay coupon), and (iii) LQ Parent shall be prohibited from distributing any CPLG Preferred Stock to its stockholders or securityholders without the prior written consent of CPLG, not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary herein or in the Distribution Agreement, CPLG shall not be required to issue any CPLG Preferred Stock in the Contribution.

Section 3.2. Reimbursement of Taxes. No later than five (5) Business Days prior to the relevant Due Date for Taxes described in Section 3.1, LQ Parent shall pay CPLG, an amount in immediately available funds equal to such Taxes to the extent they represent Taxes shown on Tax Returns for (i) any Pre-Distribution Tax Period or (ii) the portion of any Straddle Tax Period ending on the Distribution Date (determined in accordance with Section 10.2), in each case, for which a member of the CPLG Group has responsibility to file under applicable Law. No later than the Determination Date, CPLG shall pay to LQ Parent an amount in immediately available funds for the portion of any Taxes for a Straddle Tax Period paid prior to the Distribution that are allocable to CPLG for the portion of any Straddle Tax Period beginning after the Distribution Date (determined in accordance with Section 10.2).

Section 3.3. Timing of Payments of Taxes. All Taxes required to be paid or caused to be paid by a Party to a Taxing Authority pursuant to this Article III shall be paid or caused to be paid by such Party on or prior to the Due Date of such Taxes. All amounts required to be paid by one Party to another Party pursuant to this Article III shall be paid or caused to be paid by such first Party to such other Party in accordance with Article VII.

ARTICLE IV

REFUNDS, CARRYBACKS AND AMENDED TAX RETURNS

Section 4.1. Refunds.

(a) Each Party shall be entitled to refunds (including any similar credit or offset of Taxes) that relate to Taxes for which it is liable hereunder in accordance with Article III (taking into account Section 3.2) or Article VI, including any refunds (or similar credit or offset of Taxes) resulting from overpayments of estimated Taxes on or prior to the Distribution Date in respect of a Straddle Tax Period; provided, however, that each Party shall be entitled to refunds (including any similar credit or offset of Taxes) that relate to Taxes for which it was actually liable in accordance with Article VIII.

(b) Any refund or portion thereof to which a Party is entitled pursuant to this Section 4.1 that is received or deemed to have been received as described herein by another Party, shall be paid by such other Party to such first Party in immediately available funds in accordance with Article VII.

Section 4.2. Amended Tax Returns.

(a) Notwithstanding Sections 2.1 and 2.2, a Party or member of its Group that is entitled to file an amended Tax Return for a Pre-Distribution Tax Period or a Straddle Tax Period for members of its Group shall be permitted to prepare and file an amended Tax Return at its own cost and expense; provided, however, that (i) such amended Tax Return shall be prepared in a manner consistent with the past practice of the Parties and their Affiliates unless otherwise modified by a Final Determination or required by applicable Law; and (ii) if such amended Tax Return could result in the other Party becoming responsible for a payment of Taxes pursuant to Article III or a payment to a Party pursuant to Article VIII, such amended Tax Return shall be permitted only if the prior written consent of such other Party is obtained. The consent of such other Party shall not be withheld unreasonably and shall be deemed to have been obtained if a Party or a member of its Group is required to file an amended Tax Return as a result of an Audit adjustment that arose in accordance with Article VIII.

(b) A Party or a member of its Group that is entitled to file an amended Tax Return for a Post-Distribution Tax Period shall be permitted to do so without the consent of any Party.

(c) A Party that is permitted (or whose Group member is permitted) to file an amended Tax Return shall not be relieved of any liability for payments pursuant to this Agreement notwithstanding that another Party consented thereto.

ARTICLE V

CERTAIN PLAN OF REORGANIZATION TAX MATTERS

Section 5.1. Contribution Purchase Price Adjustment.

(a) No later than ten (10) Business Days following the Distribution Date, CPLG will deliver to LQ Parent a written worksheet (the “Estimated Statement”) setting forth in reasonable detail CPLG’s good faith reasonable estimate of the U.S. federal, state and local Income Taxes of LQ Parent (and/or CPLG in the event of a Section 351 Transaction) attributable to the Contribution or Distribution (excluding any withholding obligation, and in each case determined for all purposes of this Agreement on a “with and without” basis) (the actual amount of such Taxes, “Contribution Taxes”) as well as a computation thereof. The calculation of estimated Contribution Taxes shall be based on the following assumptions: (i) the Intended Tax Treatment is respected; (ii) the combined effective U.S. federal, state and local Income Tax rate applicable to the amount of income or gain recognized by LQ Parent (and/or CPLG in the event of a Section 351 Transaction) in the Contribution or Distribution is equal to the Assumed Tax Rate; and (iii) the amount of income or gain recognized by LQ Parent (and/or CPLG in the event of a Section 351 Transaction) for U.S. federal, state and local Income Tax purposes in the

Contribution will (w) be based on the fair market value of the CPLG Common Stock on the first Business Day following the Distribution Date (determined based on the volume weighted average price of shares of CPLG Common Stock on the primary securities exchange on which shares of CPLG Common Stock are listed during the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading on such exchange) and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading on such exchange), as obtained from Bloomberg L.P. or its successor, on the first Business Day following the Distribution Date) and the fair market value of the CPLG Preferred Stock, if any, on the date of the Contribution (determined based on the amount paid for the CPLG Preferred Stock to LQ Parent by third party purchasers, if applicable), (x) take into account the total amount of cash received by LQ Parent in the Contribution (taking into account the Cash Payment (as defined in the Distribution Agreement), (y) take into account the total amount of liabilities assumed or deemed assumed for U.S. federal Income Tax purposes by CPLG in the Contribution and (z) initially ignore any payments to be made by LQ Parent or CPLG under Section 5.1(b). No later than twenty (20) Business Days after the receipt of such Estimated Statement, LQ Parent shall have a right to object to such Estimated Statement by written notice to CPLG; such written notice shall contain such disputed item (or items) and the basis for its objection. The Parties shall act in good faith to resolve any such dispute as promptly as practicable. If the Parties have not reached a final resolution with respect to all disputed items for which proper written notice was given within ten (10) Business Days of written notice being provided to CPLG, then any disputed issues shall be submitted to a Big Four Accounting Firm mutually agreed upon by the Parties for a final binding resolution; provided that if no Big Four Accounting Firm is willing or able to resolve such disputed issues, such disputed issues shall be submitted to a nationally recognized accounting firm mutually agreed upon by the Parties for a final binding resolution. The Parties shall cooperate in good faith to promptly update the estimated Contribution Taxes as otherwise determined pursuant to this Section 5.1(a) to reflect any payments made under Section 3.7 of the Distribution Agreement; provided that in the event the Parties are not able to so agree upon such update, any disagreement shall be submitted to a Big Four Accounting Firm (or a nationally recognized accounting firm, as applicable) in accordance with the procedures described in the previous sentence.

(b) If (i) the Reserve Amount is greater than the estimated Contribution Taxes, LQ Parent will pay to CPLG an amount equal to the difference between the Reserve Amount minus the estimated Contribution Taxes; and (ii) the Reserve Amount is less than the estimated Contribution Taxes, CPLG will pay to LQ Parent an amount equal to the difference between the estimated Contribution Taxes minus the Reserve Amount. Any payments under this Section 5.1(b) or Section 3.7 of the Distribution Agreement shall be deemed to increase the amount recognized (in the case of payments by CPLG to LQ Parent) or decrease the amount recognized (in the case of payments by LQ Parent to CPLG) for purposes of calculating the amount of Contribution Taxes, and additional amounts shall be paid by CPLG or LQ Parent (as the case may be) on an iterative basis (consistent with assumptions described in clauses (i), (ii), (iii)(w), (iii)(x) and (iii)(y) of Section 5.1(a)) to reflect such increase or decrease in the amount of Contribution Taxes. For the avoidance of doubt, any Share Issuance pursuant to Section 5.1(d) shall be deemed to have a value equal to the amount of the payment to be satisfied by CPLG with such Share Issuance. Following the date of the final determination of Contribution Taxes in accordance with Section 5.1(a) (including, for the avoidance of doubt, the final sentence thereof) (the “Determination Date”), any payments required to be made under this Section 5.1(b) shall be made in accordance with Section 5.1(d).

(c) For the avoidance of doubt, unless otherwise provided in this Agreement, any obligation to make a payment pursuant to Section 5.1(b) shall not be deemed to imply that a Party is responsible for any Taxes for purposes of Article VI or otherwise under this Agreement.

(d) Any amounts required to be paid by LQ Parent to CPLG under Section 5.1(b) shall be paid to CPLG in cash within five (5) Business Days of the Determination Date. Any amounts required to be paid by CPLG to LQ Parent under Section 5.1(b) shall be paid, at CPLG’s election, (i) in cash within five (5) Business Days of the Determination Date, or (ii) with respect to all or any portion of such amount, in the form of a number of shares of CPLG Common Stock (rounded up to the nearest full share) equal to the product of (I) 1.05, multiplied by (II) the quotient of (A) the amount of such required payment (or such portion thereof to be paid in shares) divided by (B) the arithmetic average of the per share volume weighted average price of shares of CPLG Common Stock on the primary securities exchange on which shares of CPLG Common Stock are listed during the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading on such exchange) and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading on such exchange), as obtained from Bloomberg L.P. or its successor, for the ten (10) consecutive trading day period ending on and including the trading day immediately prior to the Determination Date (the “Shares”, and any such payment pursuant to this clause (ii), a “Share Issuance”, and the calculated per share volume weighed average price the “Issuance VWAP Value”). In the event that CPLG elects to make a Share Issuance, CPLG shall, if requested in accordance with the Registration Rights Agreement (as defined below), use its reasonable best efforts to (i) prepare and file with the SEC, at CPLG’s expense, a resale registration statement for an offering to be made pursuant to Rule 415 under the Securities Act on Form S-11 or, if CPLG is so eligible, on Form S-3 (or any successor rule or form thereto), or amend an existing registration statement so that it is usable for the disposition of such Shares or (ii) file a prospectus supplement deemed to be a part of an existing registration statement in accordance with Rule 430B under the Securities Act that is usable for the disposition of such Shares (as applicable, a “Registration Statement”), in each case subject to the terms and conditions set forth in a registration rights agreement between CPLG and LQ Parent in substantially the form attached hereto as Exhibit A (the “Registration Rights Agreement”), and CPLG shall use its reasonable best efforts to cause such Registration Statement to be declared effective by the SEC or otherwise become effective under the Securities Act as promptly as reasonably practicable after the filing thereof (the date upon which such Registration Statement becomes effective or, if later (in the event a suspension period commences prior to the Registration Statement becoming effective and ends after the Registration Statement becoming Effective), the date on which use of such Registration Statement is no longer suspended, the “Effective Registration Date”). Within two (2) Business Days of the Determination Date, CPLG shall deliver (or cause the delivery of) the Shares to be issued pursuant to such Share Issuance in book entry form to LQ Parent or to a custodian designated by LQ Parent, as applicable. Concurrently with or prior to such delivery of Shares, LQ Parent and CPLG shall enter into the Registration Rights Agreement. All Shares (including, if applicable, the Supplemental Share Issuance referred to below) shall be free and clear of any Security Interest (as defined in the Distribution Agreement) and subject to, and governed by, the Registration Rights Agreement. CPLG shall be responsible for any registration fees and expenses, listing fees or transfer agent fees with respect to the issuance of Shares in accordance with this Section 5.1(d).

(e) At the Effective Registration Date, CPLG will (in good faith consultation with LQ Parent) calculate the arithmetic average of the per share volume weighted average price of shares of CPLG Common Stock on the primary securities exchange on which shares of CPLG Common Stock are listed during the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading on such exchange) and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading on such exchange), as obtained from Bloomberg L.P. or its successor, for the ten (10) consecutive trading day period ending on and including the trading day immediately prior to the Effective Registration Date (the “Registration VWAP Value”). If the product of the Registration VWAP Value multiplied by the number of shares of CPLG Common Stock issued as part of the Share Issuance is less than the product of the Issuance VWAP Value multiplied by the number of shares of CPLG Common Stock issued as part of the Share Issuance (such difference, the “Valuation Shortfall”), CPLG will promptly (and in any event within two (2) Business Days), at CPLG’s election, either (i) pay to LQ Parent an amount in cash equal to the Valuation Shortfall, or (ii) deliver (or cause the delivery of) in book entry form (to LQ Parent or to a custodian designated by LQ Parent, as applicable) to LQ Parent a number of shares of CPLG Common Stock (rounded up to the nearest full share) equal to the Valuation Shortfall divided by the Registration VWAP Value (such shares the “Supplemental Share Issuance”). In the event that CPLG elects to make a Supplemental Share Issuance, CPLG shall use its reasonable best efforts to prepare and file with the SEC, at CPLG’s expense, a Registration Statement with respect to the Shares issued in the Supplemental Share Issuance and CPLG shall use its reasonable best efforts to cause such Registration Statement to be declared effective by the SEC or otherwise become effective under the Securities Act as promptly as reasonably practicable after the filing thereof and in any event no later than thirty (30) days after the Supplemental Share Issuance. Concurrently with or prior to such delivery of the shares the subject of the Supplemental Share Issuance, LQ Parent and CPLG shall enter into the Registration Rights Agreement.

Section 5.2. Consistency. Each Party shall file or prepare any Tax Return which it is responsible for filing or preparing under this Agreement consistent with the Intended Tax Treatment unless otherwise required by a Final Determination.

Section 5.3. Section 336(e) Election. LQ Parent and CPLG shall make an election under Section 336(e) of the Code (and any similar election under state or local law) with respect to the Distribution in accordance with Treasury Regulation Section 1.336-2(h) (and any applicable provisions under state and local law), and the Parties shall cooperate in the timely completion and/or filings of such elections and any related filings or procedures. This Section 5.3 is intended to constitute binding, written agreements to make an election under Section 336(e) of the Code with respect to the Distribution.

ARTICLE VI

INDEMNIFICATION

Section 6.1. Indemnification Obligations of LQ Parent. LQ Parent shall indemnify CPLG and its Affiliates and hold the Indemnified Party harmless from and against (without duplication):

(a) all Taxes and other amounts for which the LQ Parent Group is responsible under this Agreement and any related Losses; and

(b) all Taxes and Losses attributable to a breach of any covenant or obligation of LQ Parent under this Agreement.

Section 6.2. Indemnification Obligations of CPLG. CPLG shall indemnify LQ Parent and its Affiliates and hold the Indemnified Party harmless from and against (without duplication):

(a) all Taxes and other amounts for which the CPLG Group is responsible under this Agreement and any related Losses; and

(b) all Taxes and Losses attributable to a breach of any covenant or obligation of CPLG under this Agreement.

Section 6.3. Protected REITs. Notwithstanding anything to the contrary in this Agreement, in the event that counsel or independent accountants for a Protected REIT determine in writing that there exists a material risk that any indemnification payments due under this Agreement would be treated as Nonqualifying Income (or such indemnification payments would otherwise affect the Protected REIT’s status as a REIT) upon the payment of such amounts to the relevant Indemnified Party, the amount paid to the Indemnified Party pursuant to this Agreement in any tax year shall not exceed the maximum amount that can be paid to the Indemnified Party in such year without causing the Protected REIT to fail to meet the REIT Requirements for any tax year, determined as if the payment of such amount were Nonqualifying Income (or such indemnification payments would otherwise affect the Protected REIT’s status as a REIT) as determined by such counsel or independent accountants to the Protected REIT. If the amount payable for any tax year pursuant to the preceding sentence is less than the amount which the relevant Indemnifying Party would otherwise be obligated to pay to the relevant Indemnified Party pursuant to this Agreement (the “Expense Amount”), then: (1) the Indemnifying Party shall place the Expense Amount into an escrow account (the “Escrow Account”) using an escrow agent and agreement reasonably acceptable to the Indemnified Party (which shall include that (y) the amount in the Escrow Account shall be treated as the property of the Indemnifying Party, unless it is released from such Escrow Account to the Indemnified Party, and (z) (A) all income earned upon the amount in the Escrow Account shall be treated as the property of the Indemnifying Party and reported, as and to the extent required by applicable Law, by the escrow agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned by the Indemnifying Party whether or not said income has been distributed during such taxable year, and (B) the Indemnifying Party will be entitled to customary quarterly tax distributions with respect to any income earned on the Escrow Account, and the escrow agent shall not release any portion thereof to the Indemnified Party, and the Indemnified Party shall not be entitled to any such amount, unless and until the Indemnified Party, at its own cost and expense, delivers to the Indemnifying Party, at the sole option of the relevant Protected REIT, (i) an opinion (an “Expense Amount Tax Opinion”) of the Protected REIT’s tax counsel to the effect that such amount, if and to the extent paid, would not constitute Nonqualifying Income (or such amount would not otherwise affect the Protected REIT’s status as a REIT), (ii) a letter (an “Expense Amount Accountant’s Letter”) from the Protected REIT’s independent accountants indicating the maximum portion of the Expense Amount that can be paid at that time to the Indemnified Party without causing the Protected REIT to fail to meet the REIT Requirements for any relevant taxable year, or (iii) a private letter ruling issued by the IRS to the Protected REIT indicating that the receipt of any Expense Amount hereunder will not cause the Protected REIT to fail to satisfy the REIT Requirements (a “REIT Qualification Ruling” and, collectively with an Expense Amount Tax Opinion and an Expense Amount Accountant’s Letter, a “Release Document”); (2) pending the delivery of a Release Document by the Indemnified Party to the Indemnifying Party, the Indemnified Party shall have the right, but not the obligation, to borrow the Expense Amount from the Escrow Account pursuant to a loan agreement reasonably acceptable to the Indemnified Party that (i) requires the Indemnifying Party to lend the Indemnified Party immediately available cash proceeds in an amount equal to the Expense Amount, and (ii) provides for (A) a commercially reasonable interest rate and commercially reasonable covenants, taking into account the credit standing and profile of the Indemnified Party or any guarantor of the Indemnified Party, including the Protected REIT, at the time of such loan, and (B) a fifteen (15) year maturity with no periodic amortization; and (3) the Indemnified Party shall bear all costs and expenses with respect to the escrow as contemplated by clauses (1) and (2) in this Section 6.3. Except as otherwise provided for in this Section 6.3(c), all of the benefits of the Expense Amount will inure to the Indemnified Party and the Indemnified Party will bear (and indemnify the Indemnifying Party for) all risk of loss relating to the Expense Amount.

ARTICLE VII

PAYMENTS

Section 7.1. Payments.

(a) General. In the event that an Indemnifying Party is required to make a payment to an Indemnified Party pursuant to this Agreement, such payment shall be made to the Indemnified Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within twenty (20) days after delivery of written notice of payment owing together with a computation of the amounts due. If the Indemnifying Party fails to make a payment to the Indemnified Party within the time period set forth in this Section 7.1 or as otherwise provided in this Agreement, such Indemnifying Party shall pay to the Indemnified Party interest that accrues (at a rate equal to LIBOR) on the amount of such payment from the time that such payment was due to the Indemnified Party until the date that payment is actually made to the Indemnified Party; provided, however, that this provision for interest shall not be construed to give the Indemnifying Party the right to defer payment beyond the due date hereunder.

(b) Right of Setoff. It is expressly understood that an Indemnifying Party is hereby authorized to set off and apply any and all amounts required to be paid to an Indemnified Party pursuant to this Section 7.1 against any and all of the obligations of the Indemnified Party to the Indemnifying Party arising under this Section 7.1 that are then either due and payable or past due, irrespective of whether such Indemnifying Party has made any demand for payment with respect to such obligations.

Section 7.2. Treatment of Payments Made Pursuant to Tax Matters Agreement. Unless otherwise required by a Final Determination or this Agreement or otherwise agreed to by the Parties, for U.S. federal Tax purposes, any payment (other than payments of interest pursuant to Section 7.1(a)) made pursuant to this Agreement shall be treated by all Parties for all Tax purposes as a purchase price adjustment to the Contribution. None of the Parties shall take any position inconsistent with such treatment unless required by a Final Determination. If a Taxing Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as required pursuant to this Agreement, such Party shall use its commercially reasonable efforts to contest such challenge.

Section 7.3. Payments Net of Tax Benefit Actually Realized and Tax Cost. All amounts required to be paid by one Party to another pursuant to this Agreement or the Distribution Agreement shall be reduced by the Tax Benefit Actually Realized by the Indemnified Party or its Affiliates in the taxable year the payment is made or any prior taxable year as a result of the claim giving rise to the payment. If the receipt or accrual of any such payment (other than payments of interest pursuant to Section 10.12 of the Distribution Agreement or Section 7.1(a)) results in taxable income to the Indemnified Party or its Affiliates, such payment shall be increased so that, after the payment of any Taxes with respect to the payment, the Indemnified Party or its Affiliates shall have realized the same net amount it would have realized had the payment not resulted in taxable income; provided that the Parties acknowledge and agree that any amount paid from LQ Parent to CPLG or any of its Affiliates and treated as an adjustment to purchase price in accordance with Section 7.2 shall not be treated as resulting in taxable income to CPLG or any of its Affiliates. Notwithstanding the foregoing, this Section 7.3 shall not apply to any payment made pursuant to Section 5.1(b).

ARTICLE VIII

AUDITS

Section 8.1. Notice. Within twenty (20) Business Days after a Party or any of its Affiliates receives a written notice from a Taxing Authority of the existence of an Audit that may require indemnification pursuant to this Agreement, that Party shall notify the other Party of such receipt and send such notice to the other Party via overnight mail. The failure of one Party to notify another Party of an Audit shall not relieve such other Party of any liability and/or obligation that it may have under this Agreement, except to the extent that the Indemnifying Party’s rights under this Agreement are materially prejudiced by such failure.

Section 8.2. Audits.

(a) Determination of Administering Party.

(i) Subject to Sections 8.2(a), 8.2(b) and 8.2(c), LQ Parent shall administer and control all Audits with respect to Tax Returns of members of the LQ Parent Group, all Audits with respect to Tax Returns of members of the LQ Parent Group or CPLG Group for Straddle Tax Periods, and all Audits with respect to Tax Returns of members of the CPLG Group for any Pre-Distribution Tax Period. Except as provided in the previous sentence, CPLG shall administer and control all Audits with respect to Tax Returns of members of the CPLG Group.

(ii) Notwithstanding anything to the contrary in this Section 8.2, CPLG shall administer and control all Audits addressed in Schedule A.

(b) Administration and Control; Cooperation.

(i) Subject to Section 8.2(c), the Audit Management Party shall have absolute authority to make all decisions (determined in its sole discretion) with respect to the administration and control of such Audit (or portion thereof), including the selection of all external advisors. In that regard, the Audit Management Party (a) may in its sole discretion settle or otherwise determine not to continue to contest any issue related to such Audit without the consent of the other Party, and (b) shall, as soon as reasonably practicable and prior to settlement of an issue that could cause the other Party to become responsible for Taxes under Section 8.3, notify the Audit Representatives of the other Party of such settlement. The other Party shall (and shall cause its Subsidiaries to) undertake all actions and execute all documents (including an extension of the applicable statute of limitations) that are determined in the sole discretion of the Audit Management Party to be necessary to effectuate such administration and control. Each Party shall act in good faith and use their reasonable best efforts to cooperate fully with the other Party (and their Affiliates) in connection with such Audit and shall provide or cause their Subsidiaries to provide such information to each other as may be necessary or useful with respect to such Audit in a timely manner, identify and provide access to potential witnesses, and other persons with knowledge and other information within its control and reasonably necessary to the resolution of the Audit.

(c) Participation Rights of Parties and Information Sharing with respect to Audits.

(i) Each Party that would be responsible under Section 8.3 for a material amount of Taxes directly resulting from an Audit (other than the Audit Management Party) (a “Participating Party”) shall have the rights as set forth in this Section 8.2(c) with respect to such Audit. Upon the reasonable request of a Participating Party, the Audit Management Party shall make available relevant personnel and external advisors to meet with the Participating Party and its independent auditor in order to review the status of the Audits. The Participating Party shall provide the Audit Management Party with reasonable notice of such requested meetings or information.

(ii) The Participating Party shall have access to any written documentation in the possession of the Audit Management Party that pertains to the Audit (including any written summaries of issues that the Audit Management Party has developed in the context of evaluating the financial reporting of the Audit); provided, however, that if documentation was prepared solely by or on behalf of a Party, then the documentation must relate to the joint defense of the Audit. Copies of the documentation will be made available to the Participating Party at its sole cost and expense.

(iii) The Participating Party may elect to employ separate counsel to advise the Participating Party as additional counsel in or in connection with an Audit, but in that event, the fees and expenses of the separate counsel shall be paid solely by the Participating Party. The Audit Management Party shall in good faith consider all advice and other input received from the Participating Party in connection with its consultations with respect to an Audit. However, the Audit Management Party shall retain the sole authority to make all Audit decisions. In that regard, the Participating Party and its separate counsels shall not be allowed to participate in any Audit-related meetings other than those described in (i), (ii) or (iii) above, respond directly to a Taxing Authority conducting the Audit, or in any manner control resolution of the Audit. Notwithstanding the foregoing, the Audit Management Party shall not settle, concede or resolve the Audit in a manner that would subject the Participating Party to any obligation to indemnify the Audit Management Party pursuant to this Agreement, pay any amount of Tax, or bind the Participating Party to any agreement or Tax position with respect to a Post-Distribution Period without the prior written consent of the Participating Party, not to be unreasonably withheld, conditioned or delayed.

(d) Power of Attorney/Officer Signature. Each Party hereby appoints (and shall cause its Subsidiaries to appoint) the Audit Management Party (and its designated representatives) as its agent and attorney-in-fact to take the actions the Audit Management Party deems necessary or appropriate to implement the responsibilities of the Audit Management Party under this Agreement. Each Party also shall (or shall cause its Subsidiaries to) execute and deliver to the Audit Management Party a power of attorney and such other documents as are reasonably requested from time to time by the Audit Management Party (or its designee).

Section 8.3. Payment of Audit Amounts.

(a) Except as set forth in Section 8.3(b) or (c), LQ Parent shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority (i) all Taxes owed in connection with any Audit of any Tax Return of each Party or any member of its Group for any Pre-Distribution Tax Period, (ii) all Taxes owed in connection with any Audit of any Tax Return of LQ Parent or any member of its Group for any Straddle Tax Period or any Post-Distribution Tax Period, and (iii) the portion of any Taxes allocable to the period ending on the Distribution Date (determined in accordance with Section 10.2) owed in connection with any Audit of any Tax Return of CPLG or any member of the CPLG Group for any Straddle Tax Period. Except as set forth in Section 8.3(c), CPLG shall be liable for and shall pay or cause to be paid (A) the portion of any Taxes allocable to the period beginning after the Distribution Date (determined in accordance with Section 10.2) owed in connection with any Audit of any Tax Return of CPLG or any member of its Group for any Straddle Tax Period, and (B) all Taxes owed in connection with any Tax Return of CPLG or any member of the CPLG Group for any Post-Distribution Tax Period.

(b) CPLG shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority any amount owed in connection with any Audit of any matter addressed in Schedule A.

(c) Third Party Indemnity Payments. Any benefit or liability resulting from any Tax sharing, contractual indemnity agreements or similar agreements, written or unwritten, as between any of the Parties or their respective Subsidiaries, on the one hand, and any other third party, on the other hand (other than the Distribution Agreement, this Agreement or any other Specified Ancillary Agreement) (“Tax Sharing Agreements”), shall remain the benefit or liability of such Party or its respective Subsidiary. No Party (or other Indemnified Party) shall be entitled to indemnification under this Agreement in respect of Taxes to the extent such Party or one of its Subsidiaries is indemnified under any Tax Sharing Agreement, and the Parties shall (and shall cause their Subsidiaries to) use commercially reasonable efforts to pursue any indemnification rights under any Tax Sharing Agreement if such indemnification would reduce the other Party’s responsibility for such Taxes under this Agreement.

ARTICLE IX

COOPERATION AND EXCHANGE OF INFORMATION

Section 9.1. Cooperation and Exchange of Information. The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) and in a timely manner (considering the other Party’s normal internal processing or reporting requirements) with all reasonable requests in writing from another Party hereto, or from an agent, representative, or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for refund, Audits, determinations of Tax Attributes and the calculation of Taxes or other amounts required to be paid hereunder, and any applicable financial reporting requirements of a Party or its Affiliates, in each case, related or attributable to or arising in connection with Taxes or Tax Attributes of any of the Parties or their respective Subsidiaries covered by this Agreement. Such cooperation shall include, without limitation:

(a) the retention until the expiration of the applicable statute of limitations or, if later, until the expiration of all relevant Tax Attributes (in each case taking into account all waivers and extensions), and the provision upon request, of Tax Returns of the Parties and their respective Subsidiaries for periods up to and including the Distribution Date, books, records (including information regarding ownership and Tax basis of property), documentation, and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(b) the execution of any document that may be necessary in connection with any Audit of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or refund claim of the Parties or any of their respective Subsidiaries (including the signature of an officer of a Party or its Subsidiary);

(c) the use of the Party’s reasonable efforts to obtain any documentation and provide additional facts as requested by another Party that may be necessary in connection with any of the foregoing (including without limitation any information contained in Tax or other financial information databases); and

(d) the use of the Party’s reasonable efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records, or other information that may be necessary in connection with the preparation of any Tax Returns of any of the Parties or their Affiliates.

Each Party shall make its and its Subsidiaries’ employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters. Except for costs and expenses otherwise allocated between the Parties pursuant to this Agreement, no reimbursement shall be made for costs and expenses incurred by the Parties as a result of cooperating pursuant to this Section 9.1.

Notwithstanding the foregoing, no Party shall be required, pursuant to this Article IX, to share any information or records relating to any Person other than the Parties and their applicable Subsidiaries, or to provide any such information regarding the Post-Distribution operation of the LQ Parent Retained Business or the Separated Real Estate Business, as applicable.

Section 9.2. Retention of Records. Subject to Section 9.1, if any of the Parties or their respective Subsidiaries intends to dispose of any documentation relating to the Taxes of the Parties or their respective Subsidiaries for which another Party to this Agreement may be responsible pursuant to the terms of this Agreement (including, without limitation, Tax Returns, books, records, documentation, and other information, accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities), such Party shall or shall cause written notice to the other Parties describing the documentation to be destroyed or disposed of sixty (60) Business Days prior to taking such action. The other Parties may arrange to take delivery of the documentation described in the notice at their expense during the succeeding sixty (60) Business Day period.

ARTICLE X

ALLOCATION OF TAX ATTRIBUTES AND OTHER TAX MATTERS

Section 10.1. Allocation of Tax Attributes. LQ Parent shall in good faith advise CPLG in writing of the portion, if any, of any Tax Attributes, earnings and profits, or other consolidated, combined or unitary attribute that LQ Parent determines shall be allocated or apportioned to each Group under applicable Law; provided, however, that such determination shall be made in a manner that is: (a) reasonably consistent with the past practices of the Parties; and (b) in accordance with the rules prescribed by applicable Law, including the Code and the Treasury Regulations. LQ Parent agrees to provide CPLG with all of the information supporting the Tax Attribute and other determinations made by LQ Parent pursuant to this Section 10.1.

Section 10.2. Allocation of Tax Items. All determinations for purposes of this Agreement regarding the allocation of Income Tax items or items relating to Taxes based upon or related to receipts or occupancy or imposed in connection with any sale or other transfer or assignment of property between the portion of a Straddle Tax Period that ends on the

Distribution Date and the portion that begins the day after the Distribution Date shall be made based on a closing of the books method under the principles of Treasury Regulation 1.1502-76 (and any similar rule under U.S. state, local or non-U.S. Law) as determined by LQ Parent, unless in each case the Parties agree in writing otherwise; provided, however, any Taxes in respect of actions taken outside the ordinary course of business on the Distribution Date but after the Distribution that do not comply with the last sentence of this Section 10.2 shall be deemed to arise the day after the Distribution. All determinations for purposes of this Agreement regarding the allocation of Tax items relating to Taxes not described in the sentence above (such as real or personal property Taxes) between the portion of a Straddle Tax Period that ends on the Distribution Date and the portion that begins the day after the Distribution Date shall be made based on the number of days in each respective period, unless in each case the Parties agree otherwise. Except for the transactions contemplated in the Plan of Reorganization, CPLG shall not (and shall not permit any member of its Group to) take any action outside the ordinary course of business on the Distribution Date but after the Distribution.

ARTICLE XI

DISPUTE RESOLUTION

Section 11.1. Negotiation. In the event of a dispute arising out of or in connection with this Agreement (including its interpretation, performance or validity) (collectively, “Agreement Disputes”), the senior tax officers of the Parties (or such other individuals designated thereby) shall negotiate for a maximum of 21 days (or a mutually-agreed extension) (such period of days, the “Negotiation Period”) from the time of receipt by a Party of written notice of such Agreement Dispute. The Parties shall not assert the defenses of statute of limitations and laches for any delays arising due to the procedures in Sections 11.1 or 11.2.

Section 11.2. Mediation. If the Parties have not timely resolved the Agreement Dispute under Section 11.1, the Parties agree to submit the Agreement Dispute to mediation no later than 10 days following the end of the Negotiation Period, with such mediation to be conducted in accordance with the Mediation Procedure of the International Institute for Conflict Prevention and Resolution (“CPR”). The Parties agree to bear equally the CPR and mediator’s costs for same. The Parties agree to participate in good faith in the mediation for a maximum of 14 days (or a mutually agreed extension). If the Parties have not timely resolved the Agreement Dispute pursuant to this Section 11.2, either Party may then bring an action in accordance with Sections 12.15 and 12.16 herein.

Section 11.3. Confidentiality. All information and communications between the Parties relating to an Agreement Dispute and/or under the procedures in Sections 11.1 and 11.2 shall be considered “Confidential Information” for which the provisions of Section 7.6 of the Distribution Agreement shall apply herein, mutatis mutandis.

Section 11.4. Continuity of Performance. Unless otherwise agreed in writing, the Parties shall continue to perform under this Agreement during the course of dispute resolution under this Article XI with respect to all matters not subject thereto.

ARTICLE XII

MISCELLANEOUS

Section 12.1. Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 12.2. Survival. Except as otherwise contemplated by this Agreement or the Distribution Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date and remain in full force and effect in accordance with their applicable terms; provided, however, that all indemnification for Taxes shall survive until ninety (90) days following the expiration of the statute of limitations applicable to the underlying Tax (taking into account all extensions thereof), if any, of the Tax that gave rise to the indemnification; provided, further, that, if notice for indemnification has been given within the applicable survival period, such indemnification shall survive until such time as such claim is finally resolved.

Section 12.3. Notices. All notices, requests, claims, demands, and other communications under this Agreement shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service), by registered or certified mail (postage prepaid, return receipt requested) or by e-mail to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.3):

To LQ Parent:

La Quinta Holdings Inc.

909 Hidden Ridge, Suite 600

Irving, Texas 75038

Attn: Paul Cash

Email:

Phone:

Facsimile:

with a copy (which shall not constitute notice) to:

Wyndham Hotel Group, LLC

22 Sylvan Way Parsippany, NJ 07054

Attn: Chief Operating Officer

Facsimile: (973) 753-6760

- and -

Wyndham Hotel Group, LLC

22 Sylvan Way Parsippany, NJ 07054

Attn: General Counsel, Wyndham Hotel Group

Facsimile: (973) 753-6760.

To CPLG:

CorePoint Lodging Inc.

909 Hidden Ridge, Suite 600

Irving, Texas 75038

Attn: Mark Chloupek

Email: Mark.Chloupek@corepoint.com

Phone: (972) 893-3199

Facsimile: (972) 893-3499

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Eric M. Swedenburg

Email: ESwedenburg@stblaw.com

Phone: (212) 455-2225

Facsimile: (212) 455-2502

Section 12.4. Waivers. Any consent required or permitted to be given by any Party to the other Parties under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group). Notwithstanding the foregoing, prior to the Effective Time, no waiver of any provision hereof or consent required or permitted to be given by LQ Parent under this Agreement, or failure of LQ Parent to require performance by any CPLG or any member of its Group of any provision in this Agreement, shall be permitted without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed).

Section 12.5. Assignment. This Agreement may not be assigned without the express prior written consent of the other Parties and Buyer, and any attempted assignment, without such consents, will be null and void; provided, however, that this Agreement shall be assignable in whole in connection with a merger or consolidation or the sale of all or substantially all the assets of a Party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant Party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Parties to this Agreement.

Section 12.6. Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 12.7. Termination and Amendment. This Agreement (including indemnification obligations hereunder) may be terminated, modified or amended and each Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole discretion of LQ Parent without the approval of CPLG or the stockholders of LQ Parent; provided, that the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed) will be required for any termination, modification or amendment of this Agreement and/or any amendment, modification or abandonment of the Distribution. In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person. After the Effective Time, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by a duly authorized representative of each of LQ Parent and CPLG.

Section 12.8. No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action), such that the resulting effect is to undermine materially the effectiveness of any of the provisions of this Agreement.

Section 12.9. Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party on and after the Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 12.10. Third Party Beneficiaries. Except for Buyer (and any entity to which Buyer assigns its rights in accordance with Section 8.7 of the Merger Agreement), who is an intended third party beneficiary of this Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 12.11. Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 12.12. Schedules. The Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 12.13. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that the Parties may be irreparably harmed as a result. Accordingly, any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by the Parties to this Agreement.

Section 12.14. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to any choice-of-law or conflicts of law principles that would result in the application of the laws of a different jurisdiction.

Section 12.15. Consent to Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of (a) the Court of Chancery of the State of Delaware or (b) if such court does not have subject matter jurisdiction, any other state or federal court located within the County of New Castle in the State of Delaware, to resolve any Agreement Dispute that is not resolved pursuant to Sections 12.1 or 12.2. Any judgment of such court may be enforced by any court of competent jurisdiction. Further, notwithstanding Sections 12.1 and 12.2, either Party may apply to the above courts set forth in Section 12.15(a) and 12.15(b) above for a temporary restraining order or similar emergency relief during the process set forth in Sections 12.1 and 12.2. Each of the Parties agrees that service by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any of the above Actions and irrevocably and unconditionally waives any objection to the laying of venue of any Action in accordance with this Section 12.15. Nothing in this Section 12.15 shall limit or restrict the Parties from agreeing to arbitrate any Agreement Dispute pursuant to mutually-agreed procedures.

Section 12.16. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY AGREEMENT DISPUTE.

Section 12.17. Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 12.18. Changes in Law.

(a) Any reference to a provision of the Code, Treasury Regulations, or a Law of another jurisdiction shall include a reference to any applicable successor provision or Law.

(b) If, due to any change in applicable Law or regulations or their interpretation by any court of Law or other governing body having jurisdiction subsequent to the date hereof, performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable or impossible, the Parties hereto shall use their commercially reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

Section 12.19. Severability. If one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 12.20. Tax Sharing Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between one Party or its Subsidiaries, on the one hand, and any other Party or its Subsidiaries, on the other hand (other than this Agreement, the Distribution Agreement any other Specified Ancillary Agreement or any agreement solely between LQ Parent and any of its Subsidiaries), shall be or shall have been terminated as of the Distribution Date and, after the Distribution Date, none of the Parties (or their Subsidiaries) to any such Tax sharing, indemnification or similar agreement shall have any further rights or obligations under any such agreement.

Section 12.21. Exclusivity. Except as specifically set forth herein or in the Distribution Agreement or any other Specified Ancillary Agreement, all matters related to Taxes or Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by this Agreement. In the event of a conflict between this Agreement, the Distribution Agreement or any Specified Ancillary Agreement this Agreement shall govern and control.

Section 12.22. No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

Section 12.23. No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation, or recovery with respect to any matter arising out of the same facts and circumstances.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the day and year first above written.

LA QUINTA HOLDINGS INC.

/s/ Mark M. Chloupek
Name:	Mark M. Chloupek
Title:	Executive Vice President, Secretary and General Counsel

COREPOINT LODGING INC.

/s/ Mark M. Chloupek
Name:	Mark M. Chloupek
Title:	Executive Vice President, Secretary and General Counsel

Schedule A

1) Audits of any U.S. federal Income Tax Returns of La Quinta Corporation and BRE/LQ Operating Lessee Inc. for the 2010 through 2013 taxable years.

2) Audits of any U.S. federal Income Tax Returns of La Quinta Corporation and BRE/LQ Operating Lessee Inc. for the period beginning January 1, 2014 and ending April 14, 2014.

3) Audits of any U.S. federal Income Tax Returns for Lodge Holdco II L.L.C. for the period beginning January 1, 2014 and ending April 14, 2014.